Suite 900, 607 14th Street, NW Washington, DC 20005-2018 t 202 508 5800 f 202 508 5858

July 3, 2014	direct dial 202 508 5825 direct fax 202 204 5600 akaslow@kilpatricktownsend.com

Board of Directors

Cordia Bancorp Inc.

11730 Hull Street Road

Midlothian, Virginia 23112

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-3 (the “Registration Statement”) filed by Cordia Bancorp Inc., a Virginia corporation (the “Company”), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”): (i) 1,400,437 shares of the Company’s nonvoting common stock, $0.01 par value per share (the “Nonvoting Common Stock”), that were issued to the selling shareholders identified in the Registration Statement (the “Selling Shareholders”) upon the mandatory conversion of the Company’s Mandatorily Convertible, Noncumulative, Nonvoting, Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”) and (ii) 3,629,871 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), consisting of (a) 2,229,434 shares of Common Stock that were issued to the Selling Shareholders upon the mandatory conversion of the Series A Preferred Stock and (b) 1,400,437 shares of Common Stock that are issuable to the Selling Shareholders upon the conversion of the shares of Nonvoting Common Stock.

In the preparation of this opinion, we have reviewed originals or copies of such documents, corporate records, certificates of public officials and other instruments, and have conducted such other investigations of law and fact, as we have deemed necessary or advisable for purposes of our opinion.

In our examination, we have relied on the genuineness of all signatures, the authenticity of all documents and instruments submitted to us as originals, and the conformity to the originals of all documents and instruments submitted to us as certified or conformed copies. In addition, we have relied on the accuracy and completeness of all records, documents, instruments and materials made available to us by the Company.

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Board of Directors

Cordia Bancorp Inc.

July 3, 2014

Our opinion is limited to the matters set forth herein, and we express no opinion other than as expressly set forth herein. In rendering the opinions set forth below, we do not express any opinion concerning law other than the laws of the Commonwealth of Virginia.

For purposes of this opinion, we have assumed that, prior to the sale of the Common Stock or Nonvoting Common Stock, the Registration Statement, as finally amended, will have become effective under the Act.

Based upon and subject to the foregoing, it is our opinion that (i) the Common Stock and Nonvoting Common Stock is validly issued, fully paid and nonassessable and (ii) upon the conversion of the shares of Nonvoting Common Stock, the underlying shares of Common Stock will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus which is part of the Registration Statement. In giving such consent, we do not hereby admit that we are experts or are otherwise within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Kilpatrick Townsend & Stockton LLP

/s/ Aaron M. Kaslow
Aaron M. Kaslow, a Partner